===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Thermo Cardiosystems Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          Thermo Cardiosystems Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

[LOGO OF THERMO CARDIOSYSTEMS APPEARS HERE]
470 Wildwood Street
P.O. Box 2697
Woburn, Massachusetts 01888-2697



                                                                  April 20, 1999

Dear Stockholder:

     The enclosed Notice calls the 1999 Annual Meeting of the Stockholders of Thermo Cardiosystems Inc. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 2, 1999 is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                                    Yours very truly,



                                    R. MICHAEL KLEINE
                                    Chief Executive Officer

[LOGO OF THERMO CARDIOSYSTEMS APPEARS HERE]
470 Wildwood Street
P.O. Box 2697
Woburn, Massachusetts 01888-2697

                                                                  April 20, 1999


To the Holders of the Common Stock of
THERMO CARDIOSYSTEMS INC.



                            NOTICE OF ANNUAL MEETING

     The 1999 Annual Meeting of the Stockholders of Thermo Cardiosystems Inc. (the "Corporation") will be held on Thursday, May 27, 1999 at 1:30 p.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

     1.  Election of seven directors.

     2. A proposal recommended by the Board of Directors to amend the Corporation's equity incentive plan to increase the shares available for issuance under the plan by 1,000,000 shares and to modify the limitation on the size of awards to any recipient in a year.

     3. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is March 30, 1999.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.


                                    SANDRA L. LAMBERT
                                          Clerk

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermo Cardiosystems Inc. (the "Corporation") for use at the 1999 Annual Meeting of the Stockholders to be held on Thursday, May 27, 1999, at 1:30 pm. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 470 Wildwood Street, P.O. Box 2697, Woburn, Massachusetts 01888-2697. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 22, 1999.


                               VOTING PROCEDURES

     The board of directors intends to present to the meeting the election of seven directors, constituting the entire board of directors, and a proposal to increase the number of shares available for issuance under the Corporation's equity incentive plan by 1,000,000 shares and to modify the limitation on the potential size of awards to any recipient in a year.

     The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.10 par value (the "Common Stock"), entitled to vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can be voted only if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. Votes of Stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, for the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the election. For the management proposal, the affirmative vote of a majority of shares of Common Stock present or represented by proxy and entitled to vote on the matter is necessary for approval. Withholding authority to vote for a nominee for director or any instruction to abstain from voting on the management proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or the management proposal. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. With regard to the election of directors and the management proposal, broker non-votes will have no effect on the outcome of either vote.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the meeting by written notice to the Clerk of the Corporation received prior to the meeting, by executing and returning a later dated proxy or by voting by ballot at the meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of March 30, 1999 consisted of 38,384,326 shares of Common Stock. Only Stockholders of record at the close of business on March 30, 1999, are entitled to vote at the meeting. Each share is entitled to one vote.

                                - PROPOSAL 1 -

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the meeting, constituting the entire board of directors, each to hold office until his successor is elected and qualified or until his earlier resignation, death or removal.


Nominees For Directors

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, Thermedics Inc. ("Thermedics"), a manufacturer of biomedical products, product quality-assurance systems and security devices, and Thermedics' parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of products and services in measurement instrumentation, biomedical devices, energy, resource recovery, and emerging technologies is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

-------------------------------------------------------------------------------
Walter J. Bornhorst       Dr. Bornhorst, 58, has been a director of the
                          Corporation since 1988. Since 1994, Dr. Bornhorst has
                          been the chairman of Z Corporation, a developer of
                          rapid prototyping equipment. He is also a director of
                          Thermo Fibertek Inc.
-------------------------------------------------------------------------------
Elias P. Gyftopoulos      Dr. Gyftopoulos, 71, has been a director of the
                          Corporation since September 1994. He is Professor
                          Emeritus of The Massachusetts Institute of Technology,
                          where he was the Ford Professor of Mechanical
                          Engineering and of Nuclear Engineering for more than
                          20 years prior to his retirement in 1996. Dr.
                          Gyftopoulos is also a director of Thermo BioAnalysis
                          Corporation, Thermo Electron, ThermoLase Corporation,
                          ThermoRetec Corporation, ThermoSpectra Corporation,
                          Thermo Vision Corporation and Trex Medical
                          Corporation.
-------------------------------------------------------------------------------
John T.  Keiser           Mr. Keiser, 63, has been a director of the
                          Corporation since April 1997 and chairman of the board
                          since December 1998. He has been the chief operating
                          officer, biomedical and emerging technologies, of
                          Thermo Electron since September 1998, and a vice
                          president from April 1997 until his promotion. Mr.
                          Keiser has been the president and chief executive
                          officer of Thermedics since March 1998 and December
                          1998, respectively, and was a senior vice president of
                          Thermedics from 1994 until his promotion to president.
                          He has also been the president of Thermo Electron's
                          wholly owned biomedical group, a manufacturer of
                          medical equipment and instruments, since 1994. Mr.
                          Keiser was president of the Eberline Instrument
                          division of Thermo Instrument Systems Inc., a
                          manufacturer of measurement and detection instruments
                          and a majority-owned subsidiary of Thermo Electron,
                          from 1985 to July 1994. The Eberline Instrument
                          division manufactures radiation detection and counting
                          instrumentation and radiation monitoring systems. Mr.
                          Keiser is a director of Metrika Systems Corporation,
                          Thermedics Detection Inc., Thermedics, ThermoLase
                          Corporation, Thermo Sentron Inc., ThermoTrex
                          Corporation and Trex Medical Corporation.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

R. Michael Kleine         Mr. Kleine, 45, has been a director and chief
                          executive officer of the Corporation since March 1999
                          and November 1998, respectively. Mr. Kleine served as
                          the president and chief executive officer of Sorin
                          Biomedical, a manufacturer and distributor of
                          cardiopulmonary equipment, from October 1997 to
                          November 1998. From 1994 to 1997, Mr. Kleine held a
                          number of management positions at, and most recently
                          had served as president of, Bird Medical Technologies
                          Inc., a wholly-owned subsidiary of Thermo Electron.
                          From 1993 to 1994, Mr. Kleine served as vice president
                          of sales, North America at Baxter International,
                          Bentley Division, a manufacturer of healthcare
                          products.
-------------------------------------------------------------------------------
Leonard Laster            Dr. Laster, 70, has been a director of the
                          Corporation since 1988. Dr. Laster has been the
                          Distinguished University Professor of Medicine and
                          Health Policy and Chancellor Emeritus of the
                          University of Massachusetts Medical Center since 1990.
                          Dr. Laster has also been a consultant to the
                          Biomedical Research Foundation of Northwest Louisiana.
-------------------------------------------------------------------------------
Victor L. Poirier         Mr. Poirier, 57, has been a director of the
                          Corporation since 1991. Mr. Poirier has been president
                          of the Corporation since 1990 and was the chief
                          executive officer of the Corporation from 1991 to
                          November 1998. Mr. Poirier has been a senior vice
                          president of Thermedics since 1985.
-------------------------------------------------------------------------------
Nicholas T. Zervas        Dr. Zervas, 70, has been a director of the
                          Corporation since 1989. Dr. Zervas has been Chief of
                          Neurological Service, Massachusetts General Hospital,
                          since 1977. Dr. Zervas is also a director of
                          Thermedics, ThermoLase Corporation and ThermoTrex
                          Corporation.
-------------------------------------------------------------------------------


Committees of the Board of Directors and Meetings

     The board of directors has established an audit committee and a human resources committee, each consisting solely of directors who are not employees of the Corporation, of Thermo Electron or any other companies affiliated with Thermo Electron ("outside directors"). The present members of the audit committee are Dr. Laster (Chairman) and Dr. Zervas. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Dr. Gyftopoulos, (Chairman), Dr. Laster and Dr. Zervas. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met six times, the audit committee met twice and the human resources committee met four times during fiscal 1998. Each director attended at least 75% of all meetings of the board of directors and committees on which he served that were held during fiscal 1998.


Compensation of Directors


     Cash Compensation

     Outside directors receive an annual retainer of $2,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Mr. Keiser, Mr. Kleine and Mr. Poirier are all employees of Thermo Electron companies and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.


     Deferred Compensation Plan

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change of control or proposed change of control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron; or
(b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 140,625 shares of Common Stock has been reserved for issuance under the Deferred Compensation Plan. As of January 2, 1999, deferred units equal to approximately 10,827 shares of Common Stock were accumulated under the Deferred Compensation Plan.


     Directors Stock Option Plan

     The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors. Under the Directors Plan, each outside director is automatically granted options to purchase 1,000 shares of Common Stock annually at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of January 31, 1999, options to purchase 41,500 shares of Common Stock had been granted under the Directors Plan, 23,400 options were outstanding, 4,500 options had lapsed, 13,650 options had been exercised, and options to purchase 37,950 shares of Common Stock were available for future grant.


Stock Ownership Policies for Directors

     The human resources committee of the board of directors (the "Committee")
has established a stock holding policy for directors.   The stock holding policy
requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within a three year period. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation - Stock Ownership and Retention Policies."

     In addition, the Committee has a policy requiring directors to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership and Retention Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermedics, the Corporation's parent company, and of Thermo Electron, Thermedics' parent company, as of January 31, 1999, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" (collectively, the "named executive officers") and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of January 31, 1999, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.



                                            Thermo                                         Thermo Electron
                                      Cardiosystems Inc. (2)      Thermedics Inc. (3)       Corporation (4)
                                      ----------------------      -------------------      ----------------
Thermo Electron Corporation (5)                   23,195,220                     N/A                   N/A
Putnam Investments, Inc. (6)...                    3,354,271                     N/A                   N/A
Walter J. Bornhorst............                        6,400                       0                 9,415
Elias P. Gyftopoulos...........                       16,023                  10,048                71,855
John T. Keiser.................                       56,773                 193,993               296,608
R. Michael Kleine..............                      110,000                  40,000                15,000
Timothy J. Krauskopf...........                       74,696                       0                 1,246
Leonard Laster.................                       16,357                       0                     0
Victor L. Poirier..............                      291,127                  66,155                52,982
Betty A. Silverstein Russell...                      116,024                   1,455                21,022
Nicholas T. Zervas..............                      48,497                  28,937                     0
All directors and current
  executive officers as a group
  (11 persons)..................                     741,824                 402,211               999,878


(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by Dr. Bornhorst, Dr. Gyftopoulos, Mr. Keiser, Mr. Kleine, Mr. Krauskopf, Dr. Laster, Mr. Poirier, Ms. Silverstein Russell, Dr. Zervas and all directors and current executive officers as a group include 5,250, 15,000, 49,500, 110,000, 71,800, 3,000, 248,750, 85,890, 11,400 and 604,490 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Gyftopoulos, Dr. Laster, Dr. Zervas and all directors and current executive officers as a group include 23, 2,957, 7,847 and 10,827 shares, respectively, that had been allocated through January 2, 1999, to their respective accounts maintained under the Deferred Compensation Plan. Shares beneficially owned by Dr. Laster include 750 shares held by his spouse. Shares beneficially owned by Ms. Silverstein Russell include 157 shares owned by her spouse and 20,650 shares her spouse has the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Zervas include 19,000 shares held by his spouse. No director or named executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned 1.92% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermedics beneficially owned by Dr. Gyftopoulos, Mr. Keiser, Mr. Kleine, Mr. Poirier, Dr. Zervas and all directors and current executive officers as a group include 4,500, 187,200, 40,000, 21,700, 8,450 and 320,850 shares, respectively, that such person or group had the right to acquire within 60 days after January 31, 1999, through the exercise of stock options. Shares of the common stock of Thermedics beneficially owned by all directors and current executive officers as a group include 2,413 shares, allocated through January 31, 1999, to certain group members' accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are current executive officers of Thermo Electron. Shares beneficially owned by Dr. Zervas and all directors and current executive officers as a group include 8,787 shares allocated through January 2, 1999, to Dr. Zervas' account maintained pursuant to Thermedics' deferred compensation plan for directors. No director or named executive officer beneficially owned more that 1% of the common stock of Thermedics outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned 1.09% of such common stock outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Dr. Gyftopoulos, Mr. Keiser, Mr. Kleine, Mr. Krauskopf, Mr. Poirier, Ms. Silverstein Russell and all directors and current executive officers as a group include 9,125, 251,622, 15,000, 300, 45,225, 17,700 and 801,744
     shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Gyftopoulos and all directors and current executive officers as a group include 151 shares that had been allocated through January 2, 1999, to their respective accounts maintained under Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Krauskopf include 557 shares held by his spouse. Shares of the common stock of Thermo Electron beneficially owned by all directors and current executive officers as a group include 2,497 shares, respectively, allocated through January 31, 1999 to certain group members' accounts maintained pursuant to the ESOP. No director or named executive officer beneficially owned more than 1% of the Thermo Electron common stock outstanding as of January 31, 1999; all directors and current executive officers as a group did not beneficially own more than 1% of the Thermo Electron common stock outstanding as of such date.

(5) As of January 31, 1999, Thermo Electron, directly and through its majority-owned subsidiary Thermedics, beneficially owned approximately 60.4% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of January 31, 1999, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

(6) Information regarding the number of shares of the Common Stock beneficially owned by Putnam Investments, Inc. is based on the most recent Schedule 13G of Putnam Investments, Inc. received by the Corporation, which reported such ownership as of December 31, 1998. The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109. Shares reported as beneficially owned by Putnam Investments, Inc. consist of shares beneficially owned by subsidiaries of Putnam Investments, Inc. that are registered investment advisers, which in turn include shares beneficially owned by clients of such investment advisers. Based on such information, Putnam Investments, Inc. beneficially owned 9% of the Common Stock outstanding as of December 31, 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1998, except in the following instances. Dr. Nicholas T. Zervas, a director of the Corporation, filed two Form 4s late, reporting two gifts of Common Stock. Ms. Betty Silverstein Russell, an officer of the Corporation, filed two Form 4s late, reporting an exempt grant of stock options and an exempt purchase of Common Stock pursuant to the Corporation's Employee Stock Purchase Plan. Thermo Electron filed three Forms 4 late, reporting a total of three transactions associated with the grant and exercise of options to purchase Common Stock granted to employees under its stock option program.


                             EXECUTIVE COMPENSATION


Summary Compensation Table

     The following table summarizes compensation during the last three fiscal years for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its three other most highly compensated executive officers. These executive officers are collectively referred to herein as the "named executive officers." No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under a corporate services agreement between the Corporation and Thermo Electron. See "Relationship with Affiliates." Accordingly, the compensation for these individuals is not reported in the following table.

                                          Summary Compensation Table
--------------------------------------------------------------------------------------------------------------
                                                                Long Term Compensation
                                                                ----------------------
                                        Annual Compensation      Securities Underlying
          Name and            Fiscal   ----------------------   Options (No. of Shares         All Other
     Principal Position        Year     Salary        Bonus        and Company) (1)          Compensation (2)
     ------------------       -----    --------      -------    ----------------------       ----------------
R. Michael Kleine (3)            1998    $ 17,500    $      0       110,000     (TCA)                 $100,000 (4)
  Chief Executive Officer                                            15,000     (TMO)
                                                                     40,000     (TMD)
--------------------------------------------------------------------------------------------------------------
Victor L. Poirier                1998    $170,000    $100,000        93,200     (TCA)                 $  7,200
  President and Former                                                3,100     (TMO)
  Chief Executive Officer (5)                                         2,000     (MKA)
                                                                      2,000     (ONX)
                                                                      4,000     (RGI)
                                                                      3,100     (TMD)
                                                                      1,000    (TISI)
                                                                      2,000    (TRIL)
                                                                      1,500     (VIZ)
                                                                      2,000    (TRCC)
                                 1997    $160,000    $108,000        34,500     (TCA)                 $  7,125
                                                                        800     (TMO)
                                                                      3,600     (TMD)
                                 1996    $150,000    $164,500         4,500     (TCA)                 $  6,750
                                                                        900     (TMO)
                                                                      4,000     (TMD)
                                                                      2,000     (TBA)
                                                                      2,000     (TFG)
                                                                      2,000     (TLT)
                                                                      6,000     (TOC)
                                                                      6,000     (TMQ)
                                                                      7,500     (TSR)
                                                                      4,000     (TXM)
--------------------------------------------------------------------------------------------------------------
Betty A. Silverstein Russell     1998    $132,000    $ 28,000        12,300     (TCA)                 $  5,625
     Senior Vice President                                              600     (TMO)
                                 1997    $120,000    $ 35,000        23,700     (TCA)                 $  5,344
                                                                        600     (TMO)
                                 1996    $110,000    $ 55,250         5,300     (TCA)                 $  5,344
                                                                      8,100     (TMO)
                                                                      4,000     (TXM)
--------------------------------------------------------------------------------------------------------------
Timothy J. Krauskopf             1998    $115,000    $ 15,000         9,800     (TCA)                 $  6,932
  Vice President,                                                       200     (TMO)
  Regulatory Affairs             1997    $110,000    $ 20,000        20,000     (TCA)                 $  5,344
                                                                        100     (TMO)
                                 1996    $ 85,000    $ 22,500            --                           $  4,320
--------------------------------------------------------------------------------------------------------------

(1) Options to purchase Common Stock awarded to the named executive officers are followed by the designation "TCA." In addition, the named executive officers have also been granted options to purchase the common stock of Thermo Electron (designated in the table as TMO) and the following Thermo Electron companies during the last three fiscal years as part of Thermo Electron's stock option program: Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as RGI), Thermedics (designated in the table as TMD), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Information Solutions Inc. (designated in the table as TISI), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Trilogy Corporation (designated in the table as
     TRIL), Thermo Vision Corporation (designated in the table as VIZ), Trex Communications Corporation (designated in the table as TRCC) and Trex Medical Corporation (designated in the table as TXM).

(2) Represents the amount of matching contributions made by the individual's employer on behalf of the named executive officers participating in the Thermo Electron 401(k) plan.

(3) Mr. Kleine was appointed chief executive officer of the Corporation on November 30, 1998. The salary reported for fiscal year 1998 represents the amount paid from the commencement of his employment through January 2, 1999.

(4) Represents a signing bonus paid to Mr. Kleine in connection with his appointment as the Corporation's chief executive officer.

(5) Mr. Poirier resigned as the Corporation's chief executive officer in November 1998 and was succeeded by Mr. Kleine.


Stock Options Granted During Fiscal 1998

     The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to the named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

                                                Option Grants in Fiscal 1998
----------------------------------------------------------------------------------------------------------------------------
                                                                                                      Potential Realizable
                            Number of Securities                                                    Value at Assumed Annual
                             Underlying Options                                                       Rates of Stock Price
                            Number of Securities    Percent of Total                                    Appreciation for
                             Underlying Options     Options Granted       Exercise                        Option Term (2)
                               Granted and          to Employees in      Price Per      Expiration   ------------------------
         Name                   Company (1)            Fiscal Year         Share          Date             5%         10%
         ----               --------------------    ----------------     ----------     ----------         --         ---
R. Michael Kleine             110,000  (TCA)            14.56%                $10.55      12/10/03      $320,100    $708,400
                               15,000  (TMO)             0.45%     (3)        $17.06      12/02/03      $ 70,650    $156,300
                               40,000  (TMD)             8.86%     (3)        $10.43      12/17/03      $115,200    $254,800
----------------------------------------------------------------------------------------------------------------------------
Victor L. Poirier               3,200  (TCA)             0.42%                $24.98      02/24/01      $ 12,608    $ 26,464
                               90,000  (TCA)            11.91%                $10.55      12/10/03      $261,900    $579,600
                                  900  (TMO)             0.03%     (3)        $34.50      06/02/03      $  8,577    $ 18,954
                                2,200  (TMO)             0.07%     (3)        $16.20      09/23/03      $  9,856    $ 21,758
                                2,000  (MKA)             0.70%     (3)        $14.23      01/21/05      $ 11,580    $ 27,000
                                2,000  (ONX)             0.20%     (3)        $14.25      01/21/08      $ 17,920    $ 45,420
                                4,000  (RGI)             0.75%     (3)        $ 4.00      01/21/05      $  6,520    $ 15,160
                                3,100  (TMD)             0.69%     (3)        $16.05      03/05/01      $  7,843    $ 16,461
                                1,000  (TISI)            1.67%     (3)        $10.00      01/21/08      $  6,290    $ 15,940
                                2,000  (TRIL)            1.11%     (3)        $ 8.25      01/21/08      $ 10,380    $ 26,300
                                1,500  (VIZ)             0.37%     (3)        $ 7.25      01/21/05      $  4,425    $ 10,320
                                2,000  (TRCC)            0.16%     (3)        $ 4.00      01/21/08      $  5,040    $ 12,740
----------------------------------------------------------------------------------------------------------------------------

                                         Option Grants in Fiscal 1998
--------------------------------------------------------------------------------------------------------------
                                                                                         Potential Realizable
                                                                                           Value at Assumed
                              Number of                                                     Annual Rates of
                             Securities          Percent of       Exercise                    Stock Price
                             Underlying        Total Options     Price Per   Expiration    Appreciation for
                              Options           Granted to         Share        Date        Option Term (2)
                            Granted and        Employees in      Price Per   Expiration     ---------------
       Name                  Company (1)        Fiscal Year        Share        Date          5%       10%
       ----                 ------------       -------------     ---------   ----------       --       ----
Betty A. Silverstein        2,500  (TCA)           0.33%             $24.98    02/24/01     $ 9,850    $20,675
 Russell                    9,800  (TCA)           1.30%             $15.18    09/10/03     $41,062    $90,846
                              600  (TMO)           0.02%    (3)      $34.50    06/02/03     $ 5,718    $12,636
--------------------------------------------------------------------------------------------------------------
Timothy J. Krauskopf        9,800  (TCA)           1.30%             $15.18    09/10/03     $41,062    $90,846
                              200  (TMO)           0.01%    (3)      $34.50    06/02/03     $ 1,906    $ 4,212
--------------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or serve as a director of, such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights lapse ratably over a one- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by or serve as director of the granting company or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting company may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote 1 on page 8 for the company abbreviations used in this table.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting company, the optionee's continued employment or service as a director through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and, accordingly, are reported as a percentage of total options granted to employees of those companies.


Stock Options Exercised During Fiscal 1998

     The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options held at the end of fiscal 1998 by the named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1998.


               Aggregated Option Exercises In Fiscal 1998 And Fiscal 1998 Year-End Option Values
----------------------------------------------------------------------------------------------------------------

                                                                   Number of
                                                                   Securities
                                                                   Underlying
                                                                  Unexercised
                                                                   Options at              Value of Unexercised
                                                                     Fiscal                In-the-Money Options
                                        Shares                      Year-End                at Fiscal Year-End
                                       Acquired      Value       (Exercisable/                (Exercisable/
         Name            Company (1)  on Exercise  Realized (2)  Unexercisable) (1)           Unexercisable)
         ----            -----------  -----------  ------------  -------------------       --------------------
R. Michael Kleine           TCA           --            --          110,000   /0             $  8,250   /--
                            TMO           --            --           15,000   /0             $      0   /--
                            TMD           --            --           40,000   /0             $ 27,800   /--
----------------------------------------------------------------------------------------------------------------
Victor L. Poirier           TCA           --            --          248,750   /0 (3)         $226,890   /--
                            TMO         4,125        $ 92,956        45,225   /0 (4)         $  1,074   /--
                            MKA           --            --            2,000   /0             $      0   /--
                            ONX           --            --            2,000   /0             $      0   /--
                            RGI           --            --            4,000   /0             $      0   /--
                            TMD         7,500    $   84,848         21,700    /0             $ 39,825   /--
                            TDX         3,333    $   21,041             --    /--                --     /--
                            TBA           --            --           2,000    /0             $  5,376   /--
                            TFG           --            --           2,000    /0             $      0   /--
                            TFT           --            --           4,500    /0             $ 18,284   /--
                            TISI          --            --               0    /1,000              --    /$0(5)
                            TLZ           --            --           5,000    /0             $      0   /--
                            TLT           --            --               0    /2,000              --    /$0(5)
                            TOC           --            --           6,000    /0             $      0   /--
                            TMQ           --            --           6,000    /0             $  1,878   /--
                            TSR           --            --           7,500    /0             $      0   /--
                            THS           --            --             500    /0             $    688   /--
                            TRIL          --            --               0    /2,000              --    /$0(5)
                            VIZ           --            --           1,500    /0             $      0   /--
                            TRCC          --            --               0    /2,000              --    /$0(5)
                            TXM           --            --           4,000    /0             $      0   /--
----------------------------------------------------------------------------------------------------------------
Betty A. Silverstein
 Russell                    TCA         59,235    $1,116,087        65,240    /0 (3)         $      0   /--
                            TMO           3,787    $   51,375       17,700    /0             $      0   /--
                            TMD          12,000    $   90,231          --     /--                 --    /--
                            TXM            --            --          4,000    /0             $      0   /--
----------------------------------------------------------------------------------------------------------------
Timothy J. Krauskopf        TCA            --            --         71,800    /0             $ 58,380   /--
                            TMO            --            --            300    /0             $      0   /--
----------------------------------------------------------------------------------------------------------------

(1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation, Trex Communications Corporation and ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or to serve as a director of, such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by, or serve as a director of the granting company or another Thermo Electron company. For companies whose shares are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. Please see footnote 1 on page 8 for company abbreviation used in this table as well as the following company abbreviations:
     Thermedics Detection Inc. (designated in the table as TDX), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibertek Inc. (designated in the table as TFT), ThermoLase Corporation (designated in the table as TLZ) and ThermoSpectra Corporation (designated in the table as THS).

(2) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(1) Options to purchase 30,000 and 20,000 shares of the Common Stock granted to Mr. Poirier and Ms. Silverstein Russell, respectively, are subject to the same terms as described in footnote (2), except that the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

(2) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Poirier and Ms. Silverstein Russell, respectively, are subject to the same terms as described in footnote (2), except that the repurchase rights of the granting company generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting company shall be deemed to have lapsed ratably over a five-year period, commencing with the fifth anniversary of the grant date.

(3) No public market existed for the shares underlying these options as of January 2, 1999. Accordingly, no value in excess of exercise price has been attributed to these options.

                         EXECUTIVE RETENTION AGREEMENTS

     Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual for "good reason", as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and
(b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     In 1998 and 1999, Thermo Electron authorized executive retention agreements with Mr. Poirier and Mr. Kleine, respectively. These agreements provide that in the event the individual's employment is terminated under the circumstances described above, the individual would be entitled to a lump sum payment equal to the sum of (a) one times his highest annual base salary in any 12 month period during the prior five-year period, plus (b) one times his highest annual bonus in any 12 month period during the prior five-year period. In addition, the individual would be provided benefits for a period of one year after such termination substantially equivalent to the benefits package the individual would have been otherwise entitled to receive if the individual was not terminated. Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that the individual holds in Thermo Electron and its subsidiaries, including the Corporation, as of the date of the change in control. Finally, the individual would be entitled to a cash payment equal to $15,000 to be used toward outplacement services.

     Assuming that the severance benefits would have been payable as of January 1, 1999, the lump sum salary and bonus payment under such agreements to Mr. Poirier and Mr. Kleine would have been approximately $364,500 and $210,000, respectively. In the event that payments under these agreements are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code, the individual would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by him with respect to such payment, plus the amount of all other additional taxes imposed on him attributable to the receipt of such gross-up payment.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     Decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). The Committee follows guidelines established by the human resources committee of the board of directors of its ultimate parent company, Thermo Electron. The compensation policies followed by the Committee are designed to reward and motivate executives in achieving long-term value for Stockholders and other business objectives, to attract and retain dedicated, talented individuals to accomplish the Corporation's objectives, to recognize individual contributions as well as the performance of the Corporation and its subsidiaries, and to encourage stock ownership by executives through stock-based compensation and stock retention programs in order to link executive and Stockholder interests.

     The Committee evaluates the competitiveness of its compensation practices through the use of market surveys and competitive analyses prepared by its outside compensation consultants and by participating in annual compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index but do not necessarily correspond to the companies included in the Corporation's peer group index set forth on page 16. Internal fairness of compensation within the organization is also an important element of the Committee's compensation philosophy. Compensation of executives is evaluated by comparing it to the compensation of other executives within the Thermo Electron organization who have responsibility to manage businesses of comparable size and complexity.

     The compensation program of the Corporation consists of annual cash compensation and long-term incentive compensation. Annual cash compensation is composed of base salary and performance-based incentive compensation, which is reviewed and determined annually. Long-term incentive compensation is in the form of stock-based compensation such as stock options and restricted stock awards. The process for determining the components of executive compensation for the executive officers is described below.

Components of Executive Compensation

     Annual Cash Compensation

     Annual cash compensation consists of base salary and performance-based incentive compensation. The cash incentive compensation paid to an executive varies from year to year based on the performance of the Corporation and the executive.

     The Committee assesses the competitiveness of annual cash compensation by establishing for each executive position at the beginning of each fiscal year a salary and reference incentive compensation for the position that together are intended to approximate the mid-point of competitive total annual cash compensation for organizations that are of comparable size and complexity as the Corporation.

     Base Salary. Generally, executive salaries are adjusted gradually over time to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation. The Committee may also adjust individual salaries to reflect the assumption of increased responsibilities. The salary increases in fiscal 1998 for the named executive officers generally reflect this practice of gradual adjustment and moderation.

     Performance-based Incentive Compensation. The amount of incentive compensation actually earned by an executive from year to year varies with the performance of the Corporation and the executive. The Committee evaluates performance (1) by formulae using financial measures of profitability and contribution to Stockholder value and (2) by subjectively evaluating the executive's contribution to the achievement of the Corporation's long-term objectives. In fiscal 1998, the formulae used by the Committee measured return on net assets, return on sales, earnings improvement over a three-year period for the Corporation and, to a lesser extent, the Corporation's parent companies, and three-year growth in earnings per share for the same companies. The financial measures are not financial targets that are met, not met or exceeded, but assess the financial performance relative to the financial performance of comparable companies and are designed to penalize below-average performance and reward above-average performance. The relative weighting of the financial measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

     The incentive compensation awarded to the named executive officers (other than the chief executive officer, which is discussed below under the caption "1998 CEO Compensation") for fiscal 1998 was substantially lower in each case than the incentive compensation awarded the previous year and reflected the Corporation's financial performance in fiscal 1998.

     Long-term Incentive Compensation

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of stock-based compensation in shares of Common Stock and the common stock of other Thermo Electron companies.

     The Committee and management believe that awards of stock-based compensation in both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of stock-based compensation to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock-based compensation also results in management's compensation being closely linked to stock performance. In addition, because the employee's rights in stock-based compensation vest over periods of varying durations and are subject to forfeiture if the employee leaves the Corporation prematurely, stock-based compensation is an incentive for key employees to remain with the Corporation long-term. The Committee believes stock-based compensation awards in its parent companies, Thermo Electron and Thermedics, and the other majority-owned subsidiaries of Thermo Electron and Thermedics, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each executive officer the annual value of stock-based compensation in the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award. In addition, the Committee considers the aggregate amount of outstanding awards granted to all employees to monitor the number of outstanding awards under the Corporation's stock-based compensation programs. In determining the appropriate number of outstanding awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and compensation practices of comparable companies.

     The Committee periodically awards stock-based compensation in the form of stock options or restricted stock based on an assessment of the total compensation of the executive, the actual and anticipated contributions of the executive (which includes a subjective assessment by the Committee of the executive's future potential within the organization), as well as the value of previously awarded stock-based compensation, as described above. Such stock-based compensation awards were made to the named executive officers in 1998.

Stock Ownership and Retention Policies

     The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to own and retain stock acquired through its stock-based compensation program or otherwise provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     There are several elements to the Corporation's stock retention program. For example, the Committee annually awards stock options based upon an executive's ownership of Common Stock during the prior year. These option awards are independent of the award of stock options as an incentive for management performance. In 1998, the Committee granted options to purchase Common Stock to the named executive officers under this program. These options have three-year terms and vest 100% on the second anniversary of the date of grant. Certain awards to the named executive officers in 1998 to purchase shares of the common stock of Thermo Electron and Thermedics were made by those companies under similar programs that award options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron or Thermedics held by such employees as an incentive to buy and hold such companies' shares.

     The Committee established a stock holding policy for executive officers of the Corporation that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple is one times his base salary and reference for the fiscal year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy has been amended to apply only to the chief executive officer.

     In order to assist executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. This plan has also been amended to apply only to the chief executive officer. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the grant date, unless otherwise determined by the Committee. No loans were outstanding under this program in fiscal 1998. See "Relationship with Affiliates - Stock Holding Assistance Plan."

     The Committee also has established a policy requiring its executive officers to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.


Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to executive officers in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under Section 162(m). The Committee considers the potential effect of Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Corporation. From time to time, the Committee reexamines the Corporation's compensation practices and the potential effect of Section 162(m).


1998 CEO Compensation

     Mr. Kleine was appointed the Corporation's chief executive officer in November 1998. The annual cash compensation of Mr. Kleine was established in arms-length negotiations with Mr. Kleine and reflects competitive compensation for CEO positions in comparable companies. The Committee also awarded to Mr. Kleine stock options to purchase 110,000 shares of Common Stock in connection with his appointment as chief executive officer.

     Mr. Poirier served as the Corporation's chief executive officer until November 1998. He continues to serve as the Corporation's president. The Committee, in December 1997, approved a salary increase for Mr. Poirier for fiscal 1998 consistent with its practice of gradual adjustment, taking into account the factors described above under "Components of Executive Compensation
- Annual Cash Compensation - Base Salary." In determining Mr. Poirier's performance-based incentive compensation for fiscal 1998, the Committee considered the financial performance of the Corporation and, to a lesser extent, its parent companies, using the measures described above for all executive officers under "Components of Executive Compensation Annual Cash Compensation Performance-based Incentive Compensation." The Committee's subjective evaluation of Mr. Poirier's performance considered, among other things, his effectiveness in furthering the Corporation's business and financial objectives.

     Awards to Mr. Poirier of stock-based compensation in Common Stock are reviewed and determined periodically by the Committee using the criteria described above under the caption "Components of Executive Compensation - Long-term Incentive Compensation." An award of stock options to purchase 90,000 shares of Common Stock was made by the Committee to Mr. Poirier in fiscal 1998, based on the Committee's assessment of Mr. Poirier's total compensation. The award to Mr. Poirier in fiscal 1998 of options to purchase 2,200 shares of the common stock of Thermo Electron was made by the human resources committees of the board of directors of Thermo Electron using a methodology similar to that described for the Corporation.

     The Committee also annually considers an award of stock options to executive officers of the Corporation, which is generally based upon the number of shares of Common Stock held by the executive during the year, as an incentive to buy and hold shares of Common Stock. The award of stock options to purchase 3,200 shares of Common Stock to Mr. Poirier in fiscal 1998 was made under this program. The awards of stock options to purchase 900 shares of the common stock of Thermo Electron and 3,100 shares of the common stock of Thermedics were made under similar programs maintained by those companies.

     Due to Mr. Poirier's position as a chief executive officer of a majority-owned subsidiary of Thermo Electron, from time to time he also received awards to purchase shares of the common stock of majority-owned subsidiaries of Thermo Electron as part of Thermo Electron's stock option program. Awards of stock options to purchase 2,000 shares of common stock of Metrika Systems Corporation, 2,000 shares of common stock of ONIX Systems Inc., 4,000 shares of common stock of The Randers Killam Group Inc., 1,000 shares of common stock of Thermo Information Solutions Inc., 2,000 shares of common stock of Thermo Trilogy Corporation, 1,500 shares of common stock of Thermo Vision Corporation and 2,000 shares of common stock of Trex Communications Corporation were made to Mr. Poirier under this program in fiscal 1998.


                      Dr. Elias P. Gyftopoulos (Chairman)
                             Dr. Nicholas T. Zervas
                               Dr. Leonard Laster

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of companies consisting of Abiomed Inc., Datascope Corp., Boston Scientific Corp., Thoratec Labs Corp., Baxter International, Inc., Medtronic, Inc. and St. Jude Medical, Inc. as of the last trading day of the Corporation's fiscal year.


          Comparison of Total Return Among Thermo Cardiosystems Inc.,
         the American Stock Exchange Market Value Index and Peer Group
                  from December 31, 1993 to December 31, 1998

                             [GRAPH APPEARS HERE]

                  12/31/93     12/31/94      12/31/95      12/31/96      12/31/97       12/31/98
------------------------------------------------------------------------------------------------
TCA                    100           89           429           240           220             87
------------------------------------------------------------------------------------------------
AMEX                   100           91           115           122           148            151
------------------------------------------------------------------------------------------------
PEER GRP               100          130           238           277           323            433
------------------------------------------------------------------------------------------------

     The total return for the Corporation's Common Stock (TCA), the American Stock Exchange Market Value Index (AMEX) and the Peer Group (PEER GROUP) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TCA."


                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors resulting in several majority-owned, private and publicly-held subsidiaries. Thermedics has created the Corporation as a majority-owned, publicly-held subsidiary. The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

     The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 0.8% of the Corporation's revenues for these services in fiscal 1998. The annual fee will remain at 0.8% of the Corporation's revenues for fiscal 1999. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $768,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. In fiscal 1998, the Corporation was billed an additional $78,000 by Thermo Electron for certain administrative services required by the Corporation that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time the Corporation may transact business with other companies in the Thermo Group.

     The Corporation subleases office and research facilities from Thermedics and pays to Thermedics a pro rata amount based on the actual square footage occupied by the Corporation, at a rate approximately equal to Thermedics' rent per square foot under its prime lease. The sublease expires in February 2004. The Corporation paid approximately $151,000 to Thermedics in sublease payments during 1998. The Corporation also pays Thermedics for the Corporation's portion of certain expenses shared with Thermedics at the subleased facilities. In 1998, the Corporation paid Thermedics $228,000 for such expenses.

     As of January 2, 1999, $20,717,000 of the Corporation's cash equivalents were invested pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     Thermo Electron's Tecomet division provides metal fabrication services in connection with the manufacture of the heart assist devices sold by the Corporation. During 1998, the Corporation paid Tecomet $1,717,000 for these services.

     In 1998, the Corporation subleased approximately 8,000 square feet of office and research facilities from Thermedics Detection Inc., a majority-owned public subsidiary of Thermedics, under a sublease expiring in December 1999. In 1998, the Corporation paid base rent of $50,000 and its pro rata allocation of the facility's aggregate operating costs, real estate taxes and utilities which amount equaled $44,000.

     At January 2, 1999, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $335,000 for amounts due under the Services Agreement and related administrative charges, for other products and services, and for miscellaneous items. The largest amount of such net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since January 3, 1998 was $703,000. These amounts do not bear interest and are expected to be paid in the normal course of business.


Stock Holding Assistance Plan

     The human resources committee of the Corporation (the "Committee") established a stock holding policy that required executive officers of the Corporation to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Committee also established a stock holding assistance plan under which the Corporation may make interest-free loans to executive officers to enable them to purchase Common Stock in the open market. No such loans are currently outstanding under the plan. This policy and plan were subsequently amended to apply only to the chief executive officer of the Corporation.

                                 - PROPOSAL 2-

     PROPOSAL TO AMEND THE CORPORATION'S EQUITY INCENTIVE PLAN TO INCREASE THE SHARES AVAILABLE FOR ISSUANCE AND MODIFY THE LIMITATION ON THE SIZE OF
                               POTENTIAL AWARDS

     The Board of Directors has approved two amendments to the Corporation's equity incentive plan (the "Equity Incentive Plan") and is recommending the amendments to the Stockholders for their approval. The first amendment would increase the number of shares of Common Stock available for issuance under the Equity Incentive Plan by 1,000,000 shares. The second Amendment would modify the limitation on the size of awards to a recipient in any calendar year to 300,000 shares.

Reasons for the Amendments

     The Equity Incentive Plan was first approved by the Stockholders in 1994. As of January 2, 1999, options to purchase 811,915 shares of Common Stock were outstanding under the Equity Incentive Plan, options to purchase 36,660 shares of Common Stock had been exercised, options to purchase 802,050 shares had lapsed or been cancelled and options to purchase 901,425 shares were available for future grant (after giving effect to the proposed increase).

     In reviewing the Corporation's stock-based incentive program, the Board of Directors concluded that an increase in the number of shares available for future grant under the Equity Incentive Plan was necessary in anticipation of future growth of the Corporation. The number of shares reserved for future grant has been increased by 1,000,000 shares, subject to Stockholder approval. After giving effect to the increase, the options outstanding and the shares remaining available for future grant under all option plans of the Corporation represent approximately 6.5% of the outstanding Common Stock as of January 2, 1999. The Board of Directors believes that it is in the Corporation's best interests to be able to continue to grant stock-based incentives to its key employees, executive officers and directors.

     The Equity Incentive Plan has contained a limitation on the potential size of awards to a recipient in any calendar year since its adoption in order for awards under the plan to qualify as "performance-based" under Section 162(m) of the Internal Revenue Code. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to certain executive officers in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt from Section 162(m). The Board of Directors has approved an amendment to the Equity Incentive Plan to limit the size of an award or any combination of awards to a recipient in a calendar year to 300,000 shares of Common Stock. The limitation was previously 1% of the outstanding shares of Common Stock, calculated as of the beginning of the fiscal year.

Summary of the Equity Incentive Plan

     The following summary of the terms of the Equity Incentive Plan is qualified in its entirety by reference to the plan.

     Administration; Eligible Participants

     The Equity Incentive Plan is administered by the Board of Directors of the Corporation (the "Board"). The Board has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant, and to determine the specific terms of each award, including terms and conditions relating to events of merger, consolidation, dissolution and liquidation, change of control, acceleration of vesting or lapse of restrictions, vesting, forfeiture, other restrictions, dividends and interest on deferred amounts. The Board also has the power to waive compliance by participants with the terms and conditions of awards, to cancel awards with the consent of participants and to accelerate the vesting or lapse of any restrictions of any award. The Board may delegate any or all of its responsibilities under the Equity Incentive Plan to a committee appointed by the Board consisting of two or more "non-employee" directors within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act or "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code.

     Employees and directors of, and consultants to, the Corporation and its subsidiaries, or other persons who are expected to make significant contributions to the growth and success of the Corporation and its subsidiaries, selected by the Board, are eligible to participate in the Equity Incentive Plan. Approximately 471 persons are eligible to participate in the existing Equity Incentive Plan.

     Shares Subject to the Equity Incentive Plan; Use of Proceeds

     The number of shares of the Common Stock currently reserved for future grants under the Equity Incentive Plan, after giving effect to the proposed increase, is 901,425 shares. The number of shares reserved under the Equity Incentive Plan is subject to adjustment for stock splits and similar events. Awards and shares that are forfeited, reacquired by the Corporation, satisfied by a cash payment by the Corporation or otherwise satisfied without the issuance of Common Stock are not counted against the maximum number of reserved shares under the plan.

     The proceeds received by the Corporation from transactions under the Equity Incentive Plan will be used for the general purposes of the Corporation. Shares issued under the Equity Incentive Plan may be authorized but unissued shares, or shares reacquired by the Corporation and held in its treasury.

     Types of Awards; Limitations on Awards

     The Equity Incentive Plan permits the Board to grant a variety of stock and stock-based awards in such form or in such combinations as may be approved by the Board. Without limiting the foregoing, the types of awards may include stock options, restricted and unrestricted shares, rights to receive cash or shares on a deferred basis or based on performance, cash payments sufficient to offset the federal, state and local ordinary income taxes of participants resulting from transactions under the Equity Incentive Plan, and loans to participants in connection with awards. In addition, if approved by the Stockholders at this meeting, the Board may not award more than 300,000 shares of Common Stock to a recipient in a calendar year under any award or combination of awards. The Equity Incentive Plan previously provided that the Board may not grant in excess of 1% of the outstanding shares of Common Stock (calculated as of the beginning of a calendar year) to any recipient under any award or combination of awards granted during a calendar year.

     Stock Options

     Awards under the Equity Incentive Plan may be in the form of stock options, which entitle the recipient, on exercise, to purchase shares of Common Stock at a specified exercise price. Stock options granted under the plan may be either stock options that qualify as incentive stock options ("incentive stock options") under Section 422 of the Internal Revenue Code, or stock options that are not intended to meet such requirements ("non-statutory options"). The exercise price of each option is determined by the Board, but may not be less than 85% of the fair market value per share of Common Stock on the date of grant.

     The term of each option will be fixed by the Board. The Board will also determine at what time each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Board. The Board may, in its discretion, provide that upon exercise of any option, instead of receiving shares free from restrictions under the Equity Incentive Plan, the option holder will receive shares of restricted stock or deferred stock awards.

     The exercise price of options granted under the Equity Incentive Plan must be paid in full by check or other instrument acceptable to the Board or, if the Board so determines, by delivery of shares of Common Stock held by the option holder for at least six months (unless the Board expressly approves a shorter period) and that have a fair market value on the exercise date equal to the exercise price of the option, by delivery of a promissory note from the option holder to the Corporation payable on terms acceptable to the Board, by delivery of an unconditional and irrevocable undertaking by a broker to deliver sufficient funds to the Corporation to pay the exercise price, or some combination of these methods.

     Incentive stock options must meet certain additional requirements in order to qualify as incentive stock options under the Internal Revenue Code.
Incentive stock options may be granted only to employees of the Corporation and its subsidiaries. The exercise price of an incentive stock option or any option intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be less than 100% of the fair market value of the shares on the date of grant. An incentive stock option may not be granted under the Equity Incentive Plan after the tenth anniversary of the date the Board adopted the Equity Incentive Plan and the latest date on which an incentive stock option may be exercisable is ten years from the date of its grant. In addition, the Internal Revenue Code limits the value of shares subject to incentive stock options that may become exercisable annually by any option holder in a given year, and requires a shorter exercise period and a higher minimum exercise price in the case of Stockholders owning more than ten percent (10%) of the Corporation's Common Stock.

     Restricted Stock and Unrestricted Stock

     The Board may also award shares of Common Stock subject to such conditions and restrictions as it may determine ("restricted stock"). The purchase price of shares of restricted stock shall be determined by the Board, but may not be less than the par value of those shares.

     Generally, if a participant who holds shares of restricted stock fails to satisfy certain restrictions or other conditions as may be determined by the Board (such as continuing employment for a given period) prior to the lapse or waiver of the restrictions, the Corporation will have the right to require the forfeiture or repurchase of the shares in exchange for an amount, if any, determined by the Board as specifically set forth in the instrument evidencing the award. The Board may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse. Prior to the lapse of restrictions on shares of restricted stock, the recipient will have all the rights of a Stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the instrument evidencing the award.

     The Board may also grant shares that are free from any restrictions under the Equity Incentive Plan ("unrestricted stock"). Unrestricted stock may be issued in recognition of services or in such other circumstances that the Board deems to be in the best interests of the Corporation.

     Deferred Stock

     The Board may also make deferred stock awards under the Equity Incentive Plan which entitle the recipient to receive shares of Common Stock in the future. Delivery of Common Stock will take place on such date or dates and on such conditions as the Board specifies. The Board may at any time accelerate the date on which delivery of all or any part of the Common Stock will take place or otherwise waive any restrictions on the award.

     Performance Awards

     The Board may also grant performance awards entitling the recipient to receive shares of Common Stock or cash in such combinations as it may determine following the achievement of specified performance goals. Payment of the performance award may be conditioned on achievement of individual or Corporation performance goals over a fixed or determinable period or on such other conditions as the Board shall determine.

     Loans and Supplemental Grants

     The Board may authorize a loan from the Corporation to a participant either on or after the grant of an award to the participant. Loans, including extensions, may be for any term specified by the Board, may be either secured or unsecured, and may be with or without recourse against the participant in the event of default. Each loan shall be subject to such terms and conditions and shall bear such rate of interest, if any, as the Board shall determine. In connection with any award, the Board may, at the time such award is made or at a later date, provide for and make a cash payment to the participant in an amount equal to (a) the amount of any federal, state and local income tax on ordinary income for which the participant will be liable with respect to the award, plus
(b) an additional amount on a grossed-up basis necessary to make him or her whole after payment of the amount described in (a).

     Payment of Purchase Price

     Except as otherwise provided in the Equity Incentive Plan, the purchase price of Common Stock or other rights acquired or granted pursuant to such plan shall be determined by the Board, provided that the purchase price of Common Stock shall not be less than its par value. The Board may determine the method of payment for Common Stock acquired pursuant to the Equity Incentive Plan and may determine that all or any part of the purchase price has been satisfied by past service rendered by the recipient of an award. The Board may, upon the request of a participant, defer the date on which payment under any award will be made.

     Change in Control Provisions

     Unless otherwise provided in the agreement evidencing an award, if there is a "Change in Control" of the Corporation as defined in the Equity Incentive Plan, any stock options that are not then exercisable and fully vested will become fully exercisable and vested; the restrictions applicable to restricted stock awards will lapse and shares issued pursuant to such awards will be free of restrictions and fully vested; and deferral and other limitations and conditions that related solely to the passage of time or continued employment or other affiliation will be waived and removed but other conditions will continue to apply unless otherwise provided in the instrument evidencing the awards or by agreement between the participant and the Corporation. Generally, a "Change in Control" occurs if (1) any person other than Thermo Electron or Thermedics becomes the beneficial owner of 50% or more of the outstanding Common Stock, or any person becomes the beneficial owner of 25% or more of the outstanding common stock of Thermo Electron or Thermedics, without the prior approval of the Board, or the board of directors of Thermo Electron or Thermedics, as the case may be,
(2) during any two-year period the individuals who constituted the Board or the board of directors of Thermo Electron at the beginning of such period no longer represent a majority of such board or (3) the Board or the board of directors of Thermo Electron determines that any other event constitutes an effective change of control of the Corporation.

     Nature of Rights as Stockholder Under the Equity Incentive Plan

     Except as specifically provided by the Equity Incentive Plan, the receipt of an award will not give a participant rights as a Stockholder. The participant will obtain such rights, subject to any limitations imposed by the plan or the instrument evidencing the award, upon actual receipt of Common Stock.

     Adjustments for Stock Dividends, etc.

     The Board will make appropriate adjustments to the maximum number of shares of Common Stock that may be delivered under the Equity Incentive Plan, and under outstanding awards, to reflect stock dividends, stock splits and similar events. The Board may also make appropriate adjustments to avoid distortions in the operation of the Equity Incentive Plan.

     Amendment and Termination

     The Equity Incentive Plan shall remain in full force and effect until terminated by the Board. The Board may at any time or times amend or review the Equity Incentive Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the plan as to any further grants of awards. No amendment of the Equity Incentive Plan or any outstanding award may adversely affect the rights of a participant as to any previously granted award without his or her consent. Stockholder approval of amendments shall be required only as is necessary to satisfy the then-applicable requirements of Rule 16b-3 (or any successor rule), of stock exchanges, of
Section 162(m) of the Internal Revenue Code, or of any federal tax law or regulation relating to stock options or awards.

     Stock Withholding

     In the case of an award under which Common Stock may be delivered, the Board may permit the participant or other appropriate person to elect to have the Corporation hold back from the shares to be delivered, or to deliver to the Corporation, shares of Common Stock having a value sufficient to satisfy any federal, state and local withholding tax requirements.

Federal Income Tax Consequences

     The following is a summary of the principal United States federal income tax consequences of transactions under the Equity Incentive Plan. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe any state, local or foreign tax consequences.

     Incentive Stock Options

     No taxable income is recognized by the optionee upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within the later of two years from the date of grant or one year after the transfer of such shares to the optionee, then upon the later sale of such shares, for federal income tax purposes, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and no deduction will be allowed to the Corporation.

     If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two- and one-year holding periods described above, generally the optionee will recognize ordinary compensation income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on an arms-length sale of such shares) over the exercise price thereof, and the Corporation will be entitled to deduct such amount, subject to the limitations of Section 162(m) of the Internal Revenue Code. Any further gain recognized will be taxed as short- or long-term capital gain and will not result in any deduction by the Corporation. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Common Stock.

     If any incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-statutory stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment by reason of permanent and total disability), except in certain cases where the incentive stock option is exercised after the death of an optionee.

     Non-statutory Options

     With respect to non-statutory stock options granted under the Equity Incentive Plan, no income is recognized by the optionee at the time the option is granted. Generally, at exercise, ordinary compensation income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Corporation receives a tax deduction for the same amount, subject to the limitations of Section 162(m) of the Internal Revenue Code. At disposition of the shares, appreciation or depreciation after the date of exercise is treated as either short- or long-term capital gain or loss depending on how long the shares have been held.

     Restricted Stock

     A recipient of restricted stock that is subject to a risk of forfeiture generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time the stock is either transferable or is no longer subject to forfeiture, less any amount paid for such stock. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code ("Section 83(b)") within 30 days of the date of issuance of the restricted stock will recognize ordinary compensation income on the date of issuance equal to the fair market value of the shares of restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient, subject to the limitations of
Section 162(m) of the Internal Revenue Code.

     Upon sale of the shares after the forfeiture period has expired, the appreciation or depreciation after the shares become transferable or free from risk of forfeiture (or, if a Section 83(b) election was made, since the shares were issued) will be treated as long- or short-term capital gain or loss. The holding period to determine whether the recipient has long- or short-term capital gain or loss begins just after the forfeiture period expires (or just after the earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b)). If restricted stock is received in connection with another award under the Equity Incentive Plan (for example, upon exercise of an option), the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described above for restricted stock.

     Deferred Stock

     The recipient of a deferred stock award will generally be subject to tax at ordinary income rates on the fair market value of the stock on the date that the stock is distributed to the participant. The capital gain or loss holding period for such stock will also commence on such date. The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the employee. If a right to deferred stock is received under another award (for example, upon exercise of an option), the income and deduction, if any, associated with such award may be deferred in accordance with the rules described above for deferred stock.

     Performance Awards

     The recipient of a performance award will generally be subject to tax at ordinary income rates on any cash received and the fair market value of any Common Stock issued under the award, and the Corporation will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient. Any cash received under a performance award will be included in income at the time of receipt. The fair market value of any Common Stock received will also generally be included in income (and a corresponding deduction will generally be available to the Corporation) at the time of receipt. The capital gain or loss holding period for any Common Stock distributed under a performance award will begin when the recipient recognizes ordinary income in respect of that distribution.

     Loans and Supplemental Grants

     Generally speaking, bona fide loans made under the Equity Incentive Plan will not result in taxable income to the recipient or in a deduction to the Corporation. However, any such loan made at a rate of interest lower than certain rates specified under the Internal Revenue Code may result in an amount (measured, in general, by reference to the difference between the actual rate and the specified rate) being included in the borrower's income and deductible by the Corporation. Forgiveness of all or a portion of a loan may also result in income to the borrower and a deduction for the Corporation. If outright cash grants are given in order to facilitate the payment of award-related taxes, the grants will be includable as ordinary income by the recipient at the time of receipt and will in general be deductible by the Corporation.

New Plan Benefits

     The following table sets forth the number of shares of the Common Stock that have been authorized to be granted as part of the proposed increase in the number of shares under the Equity Incentive Plan to the current chief executive officer, the other named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group and all employees, including all current officers who are not executive officers as a group.

                                                                               Dollar                Number
                          Name and Position                                  Value ($)             of Shares
                          -----------------                                 -----------           -----------
R. Michael Kleine, Chief Executive Officer............................       $1,160,500              110,000
Victor L. Poirier, President and Former Chief Executive Officer.......       $  949,500               90,000
Betty A. Silverstein Russell, Senior Vice President...................               --                   --
Timothy J. Krauskopf, Vice President, Regulatory Affairs..............               --                   --
Executive Group.......................................................       $2,110,000              200,000
Non-Executive Director Group..........................................               --                   --
Non-Executive Officer Employee Group..................................               --                   --

Recommendation

     The Board of Directors believes that the amendments to the Equity Incentive Plan will provide the Corporation with the ability to continue to provide incentive compensation for employees and others who are expected to make significant contributions to the future growth and success of the Corporation, to reward such individuals for such contributions and to encourage such individuals to take into account the long-term interests of the Corporation and its Stockholders through ownership of the Corporation's Common Stock. Accordingly, the Board of Directors believes that the proposal is in the best interests of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the amendments to the Equity Incentive Plan. If not otherwise specified, Proxies will be voted FOR approval of the amendments to the Equity Incentive Plan.

     Thermo Electron, through its majority-owned subsidiary Thermedics, which beneficially owned of record approximately 60.4% of the outstanding voting stock of the Corporation on January 31, 1999 has indicated its intention to vote for the proposal.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1988. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.


                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.


                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than December 21, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after March 8, 2000.

                             SOLICITATION STATEMENT

     The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


Woburn, Massachusetts
April 20, 1999

                                 FORM OF PROXY

                           THERMO CARDIOSYSTEMS INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints John T. Keiser, R. Michael Kleine and Theo Melas-Kyriazi or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Cardiosystems Inc., a Massachusetts corporation (the "Company"), to be held on Thursday, May 27, 1999 at 1:30 p.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 30, 1999, with all of the powers the undersigned would possess if personally present at such meeting:


           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

               Please mark your
[ X ]          votes as in this
               example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [   ]           WITHHELD  [   ]

______________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

Nominees: Walter J. Bornhorst, Elias P. Gyftopoulos, John T. Keiser, R. Michael Kleine, Leonard Laster, Victor L. Poirier and Nicholas T. Zervas.


2. Approve a management proposal to amend the Corporation's equity incentive plan to increase the shares available for issuance under the plan by 1,000,000 shares and to modify the limitation on the potential size of awards to any recipient in a year in compliance with Section 162 (m) of the Internal Revenue Code, as amended.


3. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

SIGNATURE(S)                                          DATE
            -----------------------------------------      -------------------

Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

AA971290039